Exhibit 10.2

TERMINATION AND CONSULTING AGREEMENT

This TERMINATION AND CONSULTING AGREEMENT (this “Agreement”) is entered into this 21st day of August, 2007 between CAREER EDUCATION CORPORATION, a Delaware corporation (“CEC”) and CEC EMPLOYEE GROUP, LLC (“Employee Group”, and, together with CEC, the “Company”) on the one hand, and PATRICK K. PESCH, an individual resident of the State of Illinois (the “Employee”), on the other hand.

The parties have determined that it will be mutually beneficial for the Employee, currently the Chief Financial Officer of the Company, to transition to a consulting arrangement with the Company. In preparation for this transition, the Employee has resigned from the Company’s board of directors and this Agreement sets forth the terms and conditions of Employee’s continued service as an employee and Chief Financial Officer of the Company, termination of service as an employee and Chief Financial Officer of the Company and subsequent consultancy with the Company, including the Employee’s release of claims against the Company upon termination of employment as set forth herein. In consideration of the promises contained herein, the Company and the Employee do hereby covenant and agree as follows:

Section 1.           Termination of Employment.

1.1           Termination. The Employee’s employment with the Company will cease effective at the close of business on the “Employment Termination Date,” which means the earliest of (a) the sixtieth day following the date on which the Employee’s successor as Chief Financial Officer commences employment with the Company (the “Expected End Date”) (b) December 31, 2007, (c) the date on which the Company terminates the Employee’s employment with the Company by reason of Death or Disability or with Cause pursuant to section 8, and (d) the date on which the Employee terminates his employment with the Company pursuant to section 8.  The Employee hereby confirms that effective as of the close of business on the date prior to the date on which the Employee’s successor as Chief Financial Officer commences employment with the Company, he will no longer hold any positions as an officer or director of the Company, or any of its respective parents, subsidiaries and Affiliates (as defined below) at any level, and he agrees to promptly execute such documents and take such actions as may be necessary or requested by the Company to evidence the foregoing.

CEC and the Employee hereby acknowledge that they remain bound by all of the terms of that certain indemnification agreement between them executed by Employee in January, 1998, the terms of which survive termination of employment and which the parties agree are enforceable and remain in full force and effect pursuant to the terms of section 16 thereof.

1.2           Salary, Benefits and Expense Reimbursement Prior to Termination. The Employee hereby acknowledges that from the date hereof until the Employment Termination

Date (the “Employment Period”) he will remain continuously employed by the Company on an at-will basis.  During the Employment Period, Employee will continue to (a) earn an annual salary of $440,000 (paid in substantially equal installments according to the normal payroll practices of the Company), and (b) be eligible to participate in the benefit plans generally available to executive employees of the Company pursuant to the written terms of such benefit plans. The Company agrees to reimburse the Employee, in accordance with the Company’s regular expense reimbursement processes, for any expenses incurred by the Employee through the Employment Termination Date and are consistent with the Company’s expense policy and practice.

1.3           Benefits and Expense Reimbursement Following the Employment Termination Date. The Employee hereby acknowledges that, after the Employment Termination Date, he will no longer be entitled to participate in any employee benefit plan sponsored or maintained by the Company, except for (a) continuation coverage that may be elected under group health plans maintained by the Company, which coverage is intended to satisfy the requirements of Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (b) any benefit provided under the provisions of a pension plan (as defined in Section 3(2) of ERISA) which is accrued and vested as of the Employment Termination Date, any such benefit to be paid in accordance with the written terms of such pension plan.  In the event that Employee elects to continue the benefit coverage described in clause (a) of the preceding sentence, the following benefit coverage shall be continued for the twelve (12) month period following the Employment Termination Date, upon the same terms and conditions as such coverage (if any) is provided to other actively employed key executives of the Company (including Employee’s cost of coverage) generally during such 12-month period: (i) medical plan including vision (normal); (ii) medical plan (execu-care) and (iii) dental; provided, that the Employee does not become eligible to receive similar benefits from a subsequent employer.   After the Employment Termination Date, the Employee will no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Company, except as permitted by section 4.

Section 2.           Payments. In consideration of the Employee’s execution of and compliance with this Agreement, and subject to (a) the Employee’s valid execution and delivery of a general release in the form attached hereto as Exhibit A (the “General Release”) on the later of the Employment Termination Date or the 21st day after the Employee’s receipt of this Agreement and the General Release, (b) the expiration of the revocation period described in paragraph 3 of the General Release with no revocation by the Employee, and (c) the terms of section 8, the Company shall, in the time frames set forth below, pay to the Employee the amounts set forth in sections 2.1 and 2.2.  Such amounts shall be paid by check, mailed to the Employee’s last known address according to the Company’s payroll records or upon the Employee’s request by direct deposit to the Employee’s bank account.  The parties agree that the monies set forth in this section 2 constitute additional consideration, above and beyond anything to which the Employee is already entitled, in exchange for the Employee’s execution of and compliance with this Agreement and the General Release pursuant to their terms.

2.1           $440,000, paid in a lump sum on the date that is six months after the Employment Termination Date.  This amount is equal to the Employee’s current annual base salary.

2.2           An amount equal to the product of (a) a fraction (i) the numerator of which is the number of days in the period between January 1, 2007 and the Employment Termination Date, inclusive, and (ii) the denominator of which is 365, and (b) the bonus, if any, that would have been payable to the Employee had he remained an employee of the Company on December 31, 2007 under the CEC Executive Bonus Plan. The amount described in the preceding sentence shall be determined and paid in accordance with the Company’s regular practice with respect to determining annual bonus payments; provided, that the amount, if any, payable pursuant to this section 2.2 shall be paid to the Employee no later than March 15, 2008.

Section 3.           Consultancy.

3.1           General. Commencing on the first day after the Employment Termination Date and ending on June 30, 2008 or an earlier date pursuant to section 8 (the “Consulting Period”), the Employee shall make himself available to provide consulting services to the Company (in such capacity, the Employee is sometimes referred to herein as the “Consultant”). The consulting services to be provided by the Consultant shall be as requested by the Chief Executive Officer or Chief Financial Officer of the Company, and may include, but shall not be limited to, assistance in preparation for quarterly earnings announcements and other contacts with shareholders and analysts, and the provision of accounting and financial expertise. The scheduling of the time that the Consultant shall provide such services will be mutually agreeable to the parties; provided, that the Consultant shall not be required to provide services in excess of thirty-two (32) hours in any calendar month, unless the parties mutually agree that hours in excess of thirty-two (32) are necessary. The Consultant shall perform such services at such locations as are mutually agreeable to him and the Company. Should the Consultant perform services for more than thirty-two (32) hours in any given month, the Company shall compensate the Consultant for such additional hours at the rate of $250 per additional hour.

3.2           Payment. In consideration for the provision of such consulting services, the Company shall pay to the Consultant a consulting fee of $8,000 per month during the Consulting Period, paid semimonthly and pro rated for any partial month during the Consulting Period. In addition, consistent with the provisions of the Company’s 1998 Employee Incentive Compensation Plan (the “Plan”) allowing grants of stock options to consultants, and pursuant to determinations made by the Compensation Committee of the Board of Directors of the Company, the Employee’s existing stock options awards and restricted stock awards will continue to vest during the Consulting Period and be exercisable (as applicable), in accordance with their terms as if the Consulting Period were a continuation of employment and termination of employment does not occur until the end of the Consulting Period (and, to the extent not vested at or prior to the end of the Consulting Period, shall terminate and be forfeited at the end of the Consulting Period). For avoidance of doubt, any period for exercise of stock option awards following the Consulting Period shall be as provided for under the Plan and Option Agreements applicable to such awards.

3.3           Status of Consultancy. The parties hereby agree and acknowledge that the Consultant shall at no time during the Consulting Period be an employee, representative, or agent of the Company or any of its subsidiaries. During the Consulting Period, the Consultant shall be an independent contractor and the Company shall exercise no immediate control over the Consultant or the manner in which he performs his services under this Agreement. The Consultant may not bind or sign any documents on behalf of the Company or any of its subsidiaries. The Consultant shall be responsible for payment of all taxes for remuneration received under section 3, including federal and state income tax, Social Security tax, Unemployment Insurance tax, and any other taxes as required under applicable law and regulations.

Section 4.           Cooperation with Litigation. From and after the Employment Termination Date and with respect to matters as to which he obtained knowledge during either his employment with the Company or during the Consulting Period, the Employee agrees to cooperate fully, at the Company’s reasonable request, with the Company and any of its officers, directors, attorneys or employees (a) in connection with the defense or prosecution of any and all charges, complaints, claims, liabilities, obligations, promises, agreements, demands and causes of action of any nature whatsoever, which are asserted by any person or entity (including the Company) concerning or related to any matter that arises out of or concerns events or occurrences during the Employee’s employment with the Company or the consultancy described in section 3, and (b) concerning requests for information about the business of the Company or the Employee’s involvement and participation therein (including as Consultant). The Employee shall provide such cooperation consistent with his other obligations and on reasonable notice and such cooperation is not intended to be unreasonably burdensome nor to interfere with the Employee’s ability to transition into other personal or professional endeavors. To the extent such cooperation occurs during the Consulting Period, such cooperation shall be provided as part of the consulting services rendered pursuant to section 3 and to the extent such cooperation does not exceed the thirty-two (32) hour per calendar month limit set forth in section 3.1, shall not entitle the Employee to any additional compensation. To the extent such cooperation occurs after the termination of the Consulting Period, or to the extent that such cooperation (together with ordinary consulting services provided hereunder) occurs during the Consulting Period but exceeds the thirty-two (32) hour per calendar month limit set forth in section 3.1, and in each case (i) is rendered at the written request of the Company and (ii) does not include testimony given pursuant to a lawfully issued and valid subpoena or notice of deposition (as opposed to preparation for testimony with employees of the Company or counsel to the Company), the Employee shall be entitled to compensation at a rate of $250 per hour.  The Employee shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses not reimbursed or reimbursable by a third party that he may incur at the specific request of the Company and as approved in advance by the Company in accordance with its policies and procedures established from time to time in connection with the Employee’s cooperation obligations under this section 4. Nothing in this section should be construed as suggesting or implying that the Employee should testify in any way other than truthfully or provide anything other than accurate, truthful information.

The Employee has been individually named, along with CEC, as a defendant in certain litigation brought by or on behalf of CEC shareholders, including specifically: (A) In re Career Education Corporation Securities Litigation, No. 03 C 8884 (N.D. Ill.)  (formerly known as Taubenfeld v. Career Education Corporation, et al.) and those actions consolidated within that action; (B) McSparran v. John M. Larson, et al., No. 04 C 0041 (N.D. Ill.) (consolidated with Ulrich v. John M. Larson, et al., 04 C 4778 (N.D. Ill.)); (C) Xiao-Qiong Huang v. John M. Larson, et al., 04 CH 10579 (Cook County, Illinois); (D) David Nicholas, Sr. v. Robert E. Dowdell, et al., C.A. No. 819-N (Del. Ch.); or (E) In re: Career Education Corporation Derivative Litigation, C.A. No. 1398-N (Del. Ch.) (consolidated cases originally filed as Romero v. Robert E. Dowdell, et al. and consolidated with Neel v. Robert E. Dowdell, et al., C.A. No. 2151-N (Del. Ch.)) (together “the Shareholder Litigation”). The Employee has retained counsel at the law firm of Jones Day to represent him in the Shareholder Litigation separate and apart from counsel representing CEC, and CEC has paid for the Employee’s reasonable attorneys’ fees and costs in defending the Shareholder Litigation (the “Costs”).  Subject to the terms of this Agreement and the indemnification agreement between the Employee and CEC dated as of January 1998 (and referred to in section 1.1 above), including specifically CEC’s right to reimbursement of the Costs from the Employee under certain circumstances set forth therein and pursuant to Delaware law, CEC shall continue to pay reasonable Costs associated with representation of the Employee by Jones Day until the Shareholder Litigation (or any settlement(s) thereof) and any appeals are concluded, even if the Costs are incurred after termination of the Consulting Period.

Section 5.           Non-Competition; Non-Solicitation; Non-Disparagement and Confidential Information.

5.1           Non-Competition. During the period commencing on the date hereof and continuing through December 31, 2008, the Employee shall not own or engage in, either directly or indirectly, as an officer, manager, employee, independent contractor, consultant, director, partner, sole proprietor, stockholder, or in any other capacity, any business operating any post-secondary, private trade or vocational schools, that offers classes, courses or instruction in or is otherwise engaged in any curriculum or field of study offered by any of the schools operated by the Company (the “Schools”) or any other curriculum or field of study that the Company has expressed an interest in offering, during the Employee’s employment by the Company, whether through the Schools or through a potential acquisition (the “Competitive Activities”).  The Employee hereby acknowledges that the Company intends to promote the Schools on an international basis and that the geographical scope of this Agreement is intended to encompass all Competitive Activities engaged in anywhere in the United States, its possessions and territories and any other country where the Company and its subsidiaries are promoting the Schools on the Employment Termination Date. Nothing herein shall prevent the Employee from owning less than two percent (2%) of the capital stock of a company whose stock is publicly traded and that is engaged in Competitive Activities.

5.2           Non-Solicitation. During the period from the date hereof through December 31, 2008, the Employee shall not, directly or indirectly, individually or on behalf of any Person (as defined below) solicit, aid or induce (a) any then-current employee of the Company or its Affiliates to leave the Company or its Affiliates in order to accept employment with or render services for the Employee or such Person, or (b) any student, customer, client, vendor, lender, supplier or sales representative of the Company or its Affiliates or similar persons engaged in business with the Company or its Affiliates to discontinue the relationship or reduce the amount of business done with the Company or its Affiliates. “Person” means any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or an accrediting body. “Affiliate” means: (i) with respect to any natural Person, any individual related by blood or marriage to such Person; and (ii) with respect to any other Person, any Person controlling, controlled by or under common control with such Person.

5.3           Non-Disparagement. The Employee shall not disparage the Company or its Affiliates to third parties in any manner likely to be harmful to the Company or its Affiliates, their business reputation, or the personal or business reputation of its directors, shareholders and/or employees. Notwithstanding the preceding sentence, the Employee shall respond accurately and fully to any question, inquiry, or request for information when required by legal process, or when appropriately posed by a governmental entity. CEC agrees that its executive officers and directors shall not disparage the Employee to third parties in any manner likely to be harmful to Employee’s personal or business reputation. Notwithstanding the preceding sentence, CEC and its directors, executive officers and employees shall respond accurately and fully to any question, inquiry, or request for information when required by legal process, or when appropriately posed by a governmental entity.

5.4           Confidential Information. The Employee acknowledges and agrees that throughout and as an incident to his employment by the Company, he has been and will be in possession of and exposed to Confidential Information (as defined herein) relating to the Company, its Affiliates and each School, and will continue to be in possession of and exposed to such Confidential Information until the end of the Consulting Period. For purposes hereof, “Confidential Information” shall mean all proprietary or confidential information concerning the business, finances, financial statements, curricula, properties and operations of the Company, its Affiliates and each School, including, without limitation, all student and prospective student and supplier lists, know-how, trade secrets, business and marketing plans, techniques, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, data, and other original works of authorship, along with all information received from third parties and held in confidence by the Company, its Affiliates and each School (including, without limitation, personnel files and student records). At all times after the date hereof, the Employee will hold the Confidential Information in the strictest confidence and will not disclose or make use of (directly or indirectly) the Confidential Information or any portion thereof to or on behalf of himself or any third party except (a) as required in the performance of his duties as an employee of or consultant to the Company, (b) as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that the Employee shall, to the extent practicable, give the Company prior written notice of any such disclosure and shall cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information that is, or without any action by the Employee becomes, generally available to the public. Within five business days following the end of the Consulting Period, the Employee shall return to the Company all physical embodiments of the Confidential Information (regardless of form or medium, and including without limitation any electronically stored embodiments of any Confidential Information) that are or have been at any time from the date hereof through the end of the Consulting Period, in the possession of or under the control of the Employee, and shall not retain any originals or copies of any such embodiments.

5.5           Acknowledgements. The Employee fully understands the nature and burdens of this section 5.  The Employee acknowledges that the provisions of this section 5 are fair, reasonable, and not excessively broad, that they are necessary to protect important and legitimate business interests of the Company, its Affiliates and each School, and that in light of the Employee’s education, experience, and capabilities, he can honor all parts of this section 5 without being prevented from earning a fully adequate livelihood for the Employee and his dependents from now throughout any period during which his activities are restricted hereunder.

5.6           Scope of Restriction. The parties have attempted to limit the scope of the covenants set forth in this section 5 to the extent necessary to give the Company the benefit of its bargain with respect to the other provisions of this Agreement. The parties agree that if the scope and duration of any such covenant would, but for this provision, be deemed by a court of competent authority to be unreasonable or otherwise unenforceable, such court may modify such covenants to the extent that such court determines to be necessary in order to grant enforcement thereof as so modified.

5.7           Remedies. The parties recognize that the Company will suffer irreparable injury in the event of any breach or threatened or anticipated breach of the terms of this section 5 by the Employee, and that the remedy at law for any such actual breach or threatened or anticipated breach will be inadequate. Accordingly, in the event of any breach or threatened or anticipated breach of the terms of this section 5 by the Employee and/or any Persons acting for or in concert with him, the Company shall be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to seek and obtain from any court of competent jurisdiction a decree of specific performance and a temporary and permanent injunction, without bond or other security, enjoining and restricting the breach or threatened or anticipated breach.

5.8           Common Law of Torts or Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

Section 6.           Return of Property. The Employee represents, warrants and covenants that he has returned to the Company (or will return to the Company on or before the Employee Termination Date) all Company property in his possession or control, including, without limitation, all telephones, keys, access cards, security badges, credit cards, phone cards, equipment, computer hardware (including but not limited to all computers, Blackberry devices, and personal data assistants), all contents of all such hardware, all passwords and codes needed to obtain access to or operate all or part of any such hardware, all electronic storage devices (including but not limited to all hard drives, disk drives, diskettes, CDs, CD-ROMs, DVDs, and DVD-ROMs), all contents of all such electronic storage devices, all passwords and codes needed to obtain access to or use all or part of any such electronic storage device, all computer software and programs, financial information, accounting records, computer printouts, manuals, data, materials, papers, books, files, documents, records, policies, student information and lists, customer information and lists, marketing information, specifications and plans, data base information and lists, mailing lists, and notes, including but not limited to any property describing or containing any Confidential Information, and agrees that he will not retain any copies, duplicates, reproductions or excerpts thereof in any form whatsoever. Notwithstanding the foregoing, the Employee shall be permitted to retain or obtain such property as the Company determines appropriate during the Consulting Period for purposes of carrying out his responsibilities as set forth in section 3, provided that the Employee shall return all such retained property at the end of the Consulting Period, concurrently with the return of all physical embodiments of any Confidential Information in accordance with section 5.4

Section 7.           Employee’s Review of Agreement. The Employee acknowledges that he has carefully read this Agreement and the General Release, that he fully understands all of their terms and conditions, and that he has been advised by the Company to have this Agreement and the General Release reviewed by legal counsel of his choice and has in fact done so. The Employee is signing this Agreement voluntarily and with full knowledge of its significance and acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement. The Employee further understands that he has until September 11, 2007 (twenty-one (21) days from the original date of presentment of this Agreement) to consider whether or not to execute this Agreement, although he may elect to sign it sooner.

Section 8.           Early Termination.

8.1           Prior to Expected End Date. Notwithstanding any other part of this Agreement, either party may terminate the Employee’s employment with the Company prior to the Expected End Date by providing notice to the other party. Such notice shall include the date of termination (which date shall be not earlier than ten business days after the notice is given unless the termination is for reason of Death or Disability, in which case the termination shall be effective immediately upon notice). The effect of such termination on the provisions of this Agreement shall vary based on the reason for termination as follows:

(a)       Termination by the Company other than for Cause, Death or Disability. If prior to the Expected End Date the Company terminates the Employee’s employment other than for Cause (defined below): (i) this Agreement shall remain in effect except that the Employee shall not be required to perform services for the Company as an employee after the Employment Termination Date; (ii) the Company shall continue to be obligated to pay the Employee’s salary (and, to the extent permitted under the terms of the Company’s benefit plans,  continue providing the Employee with benefits) as set forth in section 1.2 through the Expected End Date; (iii) the Employee shall be required to perform consulting services as set forth in section 3 beginning upon such termination, but the Company shall not be required to pay to the Employee the consulting fee set forth in section 3.2 until the Expected End Date, whereupon it shall be required to pay such consulting fee until the end of the Consulting Period; (iv) the Company shall remain obligated to make the severance payments described in section 2 in accordance with that section (if the Employee complies with his obligation to deliver and not revoke the General Release as set forth in section 2 and in the General Release); and (v) the Employee shall remain bound by sections 4, 5 and 6.

(b)       Termination by the Employee or by the Company for Cause, Death or Disability. If prior to the Expected End Date the Employee terminates his employment with the Company or the Company terminates the Employee’s employment with the Company for Cause, the Company shall be released from all of its obligations under sections 2 and 3. If the Company terminated the Employee’s employment prior to the Expected End Date due to Disability, the Employee shall comply with section 4 to the extent practicable, shall comply with section 5.4 but shall otherwise be released from his obligations under section 5, and shall comply with section 6. If the Employee’s employment under this Agreement is terminated prior to the Expected End Date by Death, the Company shall pay or cause to be paid, the amounts payable under sections 2.1 and 2.2 within thirty (30) days of the date of death, to such person or persons as Employee shall have designated for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate. Any amounts payable under sections 2.1 and 2.2 shall be in addition to any payments or benefits that Employee’s widow, beneficiaries or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, any employee benefit plan, equity incentive plan or life insurance policy maintained by the Company. Notwithstanding the foregoing, no amounts or benefits shall be payable under the Company’s severance plan.

8.2           Termination of Service as Consultant. The Employee’s service as the Consultant pursuant to section 3 shall terminate prior to June 30, 2008 upon the Death or Disability of the Consultant or if the Employee notifies the Company that he no longer wishes to perform the duties required of him as the Consultant. Upon such termination, the Consultant shall no longer be obligated to perform the consulting services set forth in section 3, the Company shall not be required to pay the consulting fee set forth in section 3.2, and the Consulting Period shall end as of the date of such termination (and no awards shall continue to vest thereafter).  Notwithstanding the foregoing, in the event the Consultant terminates the Consulting Period pursuant to this section 8.2, the Employee shall nonetheless comply with section 4, to the extent practicable.

8.3           Certain Definitions.

(a)       “Cause” means (i) commission of any material act of fraud by the Employee with respect to which there is an admission of guilt or a conviction or final, civil judgment that cannot be appealed; (ii) misappropriation of funds or embezzlement by the Employee with respect to which there is an admission of guilt or a conviction; (iii) the Employee’s conviction on any felony criminal charges (excluding vehicular crimes unless a prison term of thirty days or more is actually imposed); (iv) willful misconduct or malfeasance in the performance of the Employee’s duties in any material respect; (v) any willful misrepresentation or willful series of misrepresentations made by the Employee to the Company or its board of directors in connection with the performance of his duties that is, individually or in the aggregate, material; (vi) any material breach by the Employee of this Agreement.

(b)       “Death” means the death of the Employee.

(c)       “Disability” means, by reason of physical or mental illness or accident, the Employee’s substantial inability to perform his duties as an employee or as the Consultant for a period of more than thirty days, with or without reasonable accommodation. The determination of such inability shall be made by a physician reasonably selected by the CEO and consented to by the Employee, whose consent shall not be unreasonably withheld, whose determination shall be binding on the parties.

Section 9.           General Provisions.

9.1           No Admission of Liability. The parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability, wrongdoing or violation of law whatsoever by any party to this Agreement or any of the persons to be released from liability under the General Release.

9.2           Confidentiality of Negotiations, Etc. The Employee agrees to keep confidential the negotiations leading to this Agreement, as well as the terms hereof, except as may be required to obtain legal or tax advice or to enforce any right or obligation hereunder, in which case the Employee shall require his consultants and advisors to maintain the confidentiality of such negotiations and terms; provided, that the Employee may disclose the terms of section 5 for the sole purpose of ensuring that he and all other persons comply with them. The Employee acknowledges that he has no interest in employment with the Company and further acknowledges that the Company has not made any express or implied representation to him that he will be entitled to be reemployed by Company in the future.

9.3           Waiver of Jury Trial. Each party hereto hereby waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement (including the General Release), any dealings between them relating to the subject matter of this transaction and the employment and/or consulting relationship between them. Each party hereto also waives any bond or surety or security upon such bond that might, but for this waiver, be required of the other party. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, which each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. Each party hereto further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its or his jury trial rights following consultation with legal counsel.

9.4           Consent to Jurisdiction and Venue. With respect to any action or proceeding arising out of or relating to this Agreement, the General Release, or the Employee’s employment by or consulting to the Company, the parties irrevocably consent to the jurisdiction of the state courts in Cook County, Illinois or the federal court in Chicago, Illinois, agree that personal jurisdiction and venue is proper and convenient in such courts, and agree not to bring or pursue such an action or proceeding in any other court.

9.5           Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the General Release will be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of Illinois or any other jurisdiction) that would cause the laws of any other jurisdiction other than the State of Illinois to apply.

9.6           Severability. The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect or impair the validity, legality or enforceability of the other provisions hereof. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

9.7           Section 409A. It is intended that any income or payments to the Employee provided pursuant to this Agreement will not be subject to the additional tax, penalties and interest (a “Section 409A Tax”) under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The provisions of this Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A necessary in order to avoid the imposition of a Section 409A Tax. The Company and the Employee agree to amend (including retroactively) the Agreement in order to comply with Section 409A, including to avoid the imposition of, or reduce the amount of, any Section 409A Tax. The Employee shall reasonably cooperate to provide full effect to this provision and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld.

9.8           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

9.9           Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

9.10         Notices. For purposes of this Agreement, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally, or (b) if sent by a reputable overnight courier service, on the date delivery is shown as made in such service’s tracking system, and shall be addressed as follows:

If to the Company:	Career Education Corporation
2895 Greenspoint Parkway
Suite 600
Hoffman Estates, Illinois 60169
Attention: General Counsel

With copies to:	Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Attention: Lawrence D. Levin

and

Skadden, Arps, Slate, Meagher & Flom LLP
333 W. Wacker Drive
Chicago, IL 60606
Attention: Peter C. Krupp

If to the Employee:	To the address set forth in the Company’s records

With copies to:	Morrissey & Robinson
One Oakbrook Terrace, Suite 802
Oakbrook Terrace, Illinois 60181
Attention: Walter W. Morrissey

and

Wildman Harrold
225 W. Wacker Drive
Suite 3000
Chicago, IL 60606
Attention: James A. Christman

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.11         Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, between the parties hereto with respect to such subject matter. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized and agreed to in writing, signed by the Employee and the Company.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

CAREER EDUCATION CORPORATION

By:	/s/ Gary E. McCullough
Name: Gary E. McCullough
Title: President and Chief Executive Officer

CEC EMPLOYEE GROUP, LLC

By:	/s/ Gary E. McCullough
Name: Gary E. McCullough
Title: Authorized Signatory

PATRICK K. PESCH

/s/ Patrick K. Pesch
Patrick K. Pesch

Exhibit A

Form of General Release

GENERAL RELEASE

This GENERAL RELEASE (“Release”) is made and entered into by and between PATRICK K. PESCH, an individual on his own behalf and on behalf of his agents, executors, attorneys, administrators, heirs and assigns (collectively, the “Employee”) and CAREER EDUCATION CORPORATION, a Delaware corporation (“CEC”), and CEC Employee Group, LLC (“Employee Group”) a wholly owned subsidiary of CEC, on the other hand. Capitalized terms used and not defined herein shall have the meaning given such terms in that certain Termination and Consulting Agreement dated August 21, 2007 (the “Agreement”) between the Employee and the Company.

Section 2 of the Agreement requires that the Employee, in exchange for the right to receive the payments from the Company described in section 2 thereof, execute and deliver this Release on the Employment Termination Date. Therefore, in consideration of the promises contained in the Agreement, the Employee hereby agrees with the Company as follows:

1. Except for the obligations of the Company specifically set forth in (i) sections 2 and 3 of the Agreement and (ii) paragraph 3 of this Release, and in exchange for the right to receive the payments described in section 2 of the Agreement, the Employee voluntarily, knowingly and willingly waives, release and forever discharges all known or unknown claims or causes of action against the Company, its parents, subsidiaries, Affiliates and predecessors and each of their assigns, successors, predecessors, officers, present and former directors, employees, trustees, attorneys, insurers, stockholders and agents (collectively “Releasees”), from and against any and all claims, charges, damages, lawsuits, actions, causes of action and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, which against them the Employee or his agents, executors, attorneys, administrators, heirs or assigns ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever arising on or before the date the Employee signs this Release, whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity, except as may not otherwise be released by law. This Release also includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Company or the termination thereof, or arising under any statute or regulation, including without limitation:

(a)                                  any and all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Employee Retirement Income Security Act (ERISA), the National Labor Relations Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Equal Pay Law for Illinois, and/or any other federal, state, county, or local employment law or regulation (including but not limited to claims of employment discrimination based on race, color, creed, sex, national origin, religion, age, ancestry, veteran status, pregnancy, disability, marital status, sexual orientation, gender identity, familial status, whistleblower status, retaliation and/or attainment of benefit plan rights);

(b)                                 any and all claims arising out of any other federal, state, or local statute, law, constitution, ordinance or regulation;

(c)                                  any and all claims that the Company has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind;

(d)                                 any and all claims alleging a violation of public policy, statutory or common law, including but not limited to claims for personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; or promissory estoppel;

(e)                                  any and all claims that the Company is in any way obligated for any reason to pay damages, expenses, litigation costs (including attorneys’ fees), back pay, front pay, disability or other benefits (other than accrued, vested benefits), compensatory damages, punitive damages, and/or interest; and/or

(f)                                    any and all claims to employment, reemployment, reinstatement, or seniority with the Company.

The Employee represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the other Releasees, arising out of or relating to any of the matters set forth in this Release. The Employee further agrees that he will not be entitled to any personal recovery in, and shall not commence or join, any action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this Release. The Employee acknowledges that other than as set forth in paragraph 2 below, the Company’s obligations under the Agreement are in lieu of and in full satisfaction of any and all amounts that might otherwise be payable to him or for his benefit under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of the Company.

The Employee further acknowledges that, other than the Company’s obligations under this Agreement, following the Employment Termination Date, the Company shall have no further obligations to him, and that he shall have no right to any other payments or benefits from the Company with respect to his employment with the Company or the termination thereof.

2. The provisions of paragraph 1 of this Release shall not be construed to affect (i) the Employee’s eligibility to receive continuation coverage in the Company’s medical plan(s) following the Employment Termination Date pursuant to the Sections 601 through 608 of

ERISA, provided that he timely elects such coverage, (ii) the Employee’s rights to benefits under the Company’s 401(k) plan to the extent that he is vested therein as of the Employment Termination Date, (iii) the Employee’s rights to indemnification under the Company’s certificate of incorporation or bylaws of the Company or the existing Indemnification Agreement between the Employee and the Company, (iv) rights to workers compensation, disability insurance benefits and life insurance benefits (to the extent such benefits, by their terms, may be available after the Employment Termination Date), (v) rights to vested benefits under the Company’s deferred compensation plan, and (vi) claims to enforce the Agreement. In addition, the provisions of paragraph 1 shall not apply to: (a) any claim that by law cannot be released; (b) any claim based on the allegations contained in any of the following lawsuits (the “Lawsuits”): (A) In re Career Education Corporation Securities Litigation, No. 03 C 8884 (N.D. Ill.) (formerly known as Taubenfeld v. Career Education Corporation, et al.) or any action consolidated within that action; (B) McSparran v. John M. Larson, et al., No. 04 C 0041 (N.D. Ill.) (consolidated with Ulrich v. John M. Larson, et al., 04 C 4778 (N.D. Ill.)); (C) Xiao-Qiong Huang v. John M. Larson, et al., 04 CH 10579 (Cook County, Illinois); (D) David Nicholas, Sr. v. Robert E. Dowdell, et al., C.A. No. 819-N (Del. Ch.); or (E) In re: Career Education Corporation Derivative Litigation, C.A. No. 1398-N (Del. Ch.) (consolidated cases originally filed as Romero v. Robert E. Dowdell, et al. and consolidated with Neel v. Robert E. Dowdell, et al., C.A. No. 2151-N (Del. Ch.)); (c) any claim based on any false communications regarding the Lawsuits about the Employee by the Company and/or its Affiliates to third parties, including governmental agencies or the plaintiffs in the Lawsuits and their attorneys; (d) any claim arising out of any lawsuit (other than the Lawsuits) that a third party files against the Company and/or its Affiliates and the Employee prior to the execution of this Release by the Employee; and (e) any claim based on any investigation of the Company and/or its Affiliates by any governmental or regulatory agency known to the Company as of August 21, 2007 or the settlement or attempted settlement by the Company and/or its Affiliates of such investigation.

3.             The Employee shall have a period of seven days after he signs this Release to revoke it.  To do so, the Employee must sign and send a written notice of his decision to revoke this Release, addressed as described in section 9.10 of the Agreement, and that notice must be received by the Company at that address no later than the eighth day after the Employee signed this Release.  The Employee understands that absent any such revocation, this Release shall become irrevocable and effective immediately upon the expiration of such seven-day time period. The Employee further understands that if he revokes this Release, the Company will not be required to pay or provide to him any of the payments and benefits described in the Agreement, including but not limited to that described in section 2 thereof.

4.             The Employee acknowledges that he has carefully read this Release, that he fully understands all of its terms and conditions, and that he has been advised by the Company to have this Release reviewed by legal counsel of his choice and has in fact done so. The Employee is signing this Release voluntarily and with full knowledge of its significance, and acknowledges that in doing so he has not relied upon any representation or statement, written or oral, not set forth in this Release or the Agreement. The Employee acknowledges that he has had the opportunity to take up to twenty-one days from the original date of presentment of this Release to consider whether or not to execute it, and that although he may elect to execute it sooner, he cannot do so earlier than the Employment Termination Date.

PATRICK K. PESCH

Patrick K. Pesch

DATED:

CAREER EDUCATION CORPORATION

By:
Name:
Title:

DATED:

CEC EMPLOYEE GROUP, LLC

By:
Name:
Title:

DATED: